Exhibit 10.14

DESCRIPTION OF COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS

For the period April 2006 through March 2007, directors who are not employees of State Street or the Bank received the following compensation:

•                                       Annual retainer—$65,000, payable at their election in shares of the Registrant’s common stock or in cash;

•                                       Meeting fees—$1,500 for each Board and committee meeting attended, payable in cash;

•                                       A deferred stock award in an amount equal to $105,000 divided by the closing price of the stock on April 18, 2006 (together with additional stock amounts to reflect dividend and distribution amounts paid during deferral);

•                                       An additional annual retainer for the Lead Director of $25,000, payable in cash;

•                                       An additional annual retainer for the Examining and Audit Committee Chair of $20,000, payable in cash;

•                                       An additional annual retainer for each other Committee Chair of $10,000, payable in cash;

•                                       An additional annual retainer for each member of the Examining and Audit Committee, other than the Chair, of $5,000, payable in cash; and

•                                       A pro-rated annual retainer and deferred stock award for any director who was elected to the Board after the 2006 Annual Meeting.

For this period, three outside directors elected to receive their annual retainers in cash, and all other outside directors elected to receive their annual retainers in shares of common stock.  The directors could elect to defer either 50% or 100% of fees and compensation payable during any calendar year pursuant to the Registrant’s Deferred Compensation Plan for Directors (the “Directors’ Plan”), until after the director leaves the Board or attains a specified age. Under the Directors’ Plan, deferred cash amounts accrue interest during deferral at a rate equal to the effective yield on 360-day Treasury bills, and deferred stock amounts are adjusted to reflect dividend and distribution amounts paid during deferral. Four directors elected to defer compensation under the Directors’ Plan.